Silver Bay Realty Trust Corp. Announces Realignment of Finance Functions
PLYMOUTH, MN, September 29 , 2016 -- Silver Bay Realty Trust Corp. (NYSE:SBY) announced today it is realigning its finance functions under Julie M. Ellis and Griffin P. Wetmore.
Ms. Ellis, the Company’s Chief Accounting Officer, will have responsibilities for accounting, tax, and financial policy matters. Mr. Wetmore, the Company’s Executive Vice President of Finance, will have responsibilities for the Company’s capital strategy and execution and its treasury and investor relations functions.
“Julie and Griffin have been terrific leaders at Silver Bay since inception,” said Thomas W. Brock, Chief Executive Officer. “We are lucky to have such talented individuals with deep knowledge of our business guiding Silver Bay’s finance and investor relations functions into the future.”
The changes in responsibilities coincide with the departure of Chief Financial Officer Christine Battist from the Company, effective immediately. “Christine did a terrific job building out our finance and accounting functions from scratch,” said Mr. Brock. “We thank her for her many contributions to Silver Bay and wish her the best in her future endeavors.” Ms. Battist’s departure is not the result of any dispute or disagreement with Silver Bay, including any matters relating to the Company’s accounting practices or financial reporting.
About Julie M. Ellis and Griffin P. Wetmore
Ms. Ellis has served as Chief Accounting Officer since February 15, 2016 and as Corporate Controller for the Company since September 2012. Ms. Ellis has spent the breadth of her career in financial reporting and accounting roles. From 2009 to 2012, she served in various financial roles, including International Controller at Merrill Corporation, a privately held company. From 2007 to 2009, Ms. Ellis worked as a consultant on Sarbanes-Oxley implementations and internal audit engagements for various real estate companies. From 2004 to 2007, Ms. Ellis served as Director of Internal Audit for America First Apartment Investors, Inc. a multi-family REIT previously traded on NASDAQ, where she led the company’s inaugural Sarbanes-Oxley design and implementation and also served as Corporate Controller. Prior to 2004, Ms. Ellis worked in public accounting for nine years with both Deloitte & Touche, LLP and Hamilton Misfeldt & Company. Ms. Ellis graduated from St. Cloud State University with a B.S. in Accounting and is a certified public accountant.
Mr. Wetmore has served as the Company’s Executive Vice President of Finance since February 15, 2016 and in various other roles since January 2012, including as Director of Business Development. In these roles, Mr. Wetmore was part of the Company’s management team; provided business development and capital markets services to Silver Bay; and helped to execute Silver Bay’s financing strategies and M&A transactions. Prior to joining the Company, Mr. Wetmore was an Associate at the investment bank Credit Suisse. He received a B.A. in Economics from the University of Chicago.
Silver Bay Realty Trust Corp.
Silver Bay Realty Trust Corp. is an internally managed Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio, South Carolina and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.
Additional Information
Stockholders of Silver Bay, and other interested persons, may find additional information regarding the company at the SEC's website at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447, telephone (952) 358-4400.

Contact

Griffin Wetmore, Silver Bay Realty Trust Corp., investors@silverbaymgmt.com, 952-358-4400.